EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT
The registrant is the parent company of Dollar Tree Stores, Inc., a retail company, Family Dollar Stores, Inc., a retail holding company, Greenbrier International, Inc., a sourcing company and Dollar Tree Distribution, Inc., a distribution and warehousing company. Dollar Tree Management, Inc., a management services company, is a subsidiary of Dollar Tree Stores, Inc. Dollar Tree Insurance, Inc., an insurance company, is a subsidiary of Dollar Tree, Inc., Family Dollar, Inc. and Family Dollar Stores of Ohio, Inc. are subsidiaries of Family Dollar Stores, Inc. and they, as well as Family Dollar Stores, Inc., have subsidiaries which are retail companies. Family Dollar Stores, Inc. is a Delaware company and has a subsidiary which is a warehousing and distribution company. Dollar Tree Stores, Inc., Dollar Tree Distribution, Inc. and Dollar Tree Management, Inc. are Virginia companies and Family Dollar, Inc. is a North Carolina company. Greenbrier International, Inc. is a Delaware company. Dollar Tree Insurance, Inc. is a South Carolina company. The registrant also indirectly holds an interest in Dollar Tree Stores Canada, Inc., a British Columbia company. Certain other subsidiaries are not included because, when considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary as of February 3, 2018.

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